EXHIBIT 10.19

AMENDMENT NUMBER 4 TO
SECURITIES PURCHASE AGREEMENT

This Amendment Number 4 to Securities Purchase Agreement, dated March 8, 2010 (the “Amendment”), is by and between Image Entertainment, Inc., a Delaware corporation (the “Company”), JH Partners, LLC, as the Investor Representative, and the several Investors listed on Schedule 1 to the Securities Purchase Agreement dated December 21, 2009, as amended December 24, 2009, December 30, 2009 and January 20, 2010 (the “Purchase Agreement”).

WHEREAS, the parties wish to amend certain provisions of the Purchase Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.                                     Capitalized terms used herein without definition have the meanings ascribed to them in the Purchase Agreement.

2.                                     The second WHEREAS clause of the Purchase Agreement is hereby amended to read in its entirety as follows:

WHEREAS, in connection with such purchase and sale, the Company has agreed to grant to the Investors the right, under certain circumstances, to purchase up to an additional 7,400 shares of the Series B Preferred and 66,163.4 shares of the Series C Preferred; and

3.                                     Section 2.3 of the Purchase Agreement is hereby amended to read in its entirety as follows:

2.3                Exercise of the Additional Purchase Right. The Additional Purchase Right shall be divided into two tranches. The first tranche shall be comprised of 3,700 shares of Series B Preferred and 33,081.7 shares of Series C Preferred. The Investors may exercise the first tranche in whole or in part and in one or more instances, until the maximum number of Additional Preferred Shares included in the first tranche shall have been purchased, at any time during the period commencing on the Initial Closing Date and ending at 5:00 p.m. (PST) on the date that is 120 days after the Initial Closing Date (the “First Tranche Additional Purchase Period”) by delivering a written notice to the Company in accordance with Section 12.8 hereof (each such notice, a “First Tranche Additional Purchase Notice”). The second tranche also shall be comprised of 3,700 shares of Series B Preferred and 33,081.7 shares of Series C Preferred. The Investors may exercise the second tranche in whole or in part and in one or more instances, until the maximum number of Additional Preferred Shares included in the second tranche shall have been purchased, at any time during the period commencing on the Initial Closing Date and ending at 5:00 p.m. (PST) on the date that is 360 days after the Initial Closing Date (the “Second Tranche Additional Purchase Period”) by delivering a written notice to the Company in accordance with Section 12.8 hereof

(each such notice, a “Second Tranche Additional Purchase Notice”). For the sake of clarity, the parties understand and agree that the Investors may exercise both tranches during the first 120 days after the Initial Closing Date. Each Additional Purchase Notice shall specify the number of Additional Preferred Shares to be purchased and the anticipated Subsequent Closing Date.

4.                                     Section 2.6 of the Purchase Agreement is hereby amended to read in its entirety as follows:

2.6                                 Purchase and Sale of the Additional Preferred Shares. If, following any exercise by the Investors of the Additional Purchase Right, all of the conditions to the purchase, sale and issuance of the Additional Preferred Shares set forth in Sections 8 and 9 of this Agreement shall have been satisfied or waived in accordance herewith, then on the terms and conditions set forth in this Agreement, on the applicable Subsequent Closing Date, the Investors will purchase from the Company, and the Company will issue, sell and deliver to the Investors, the number of Additional Preferred Shares specified in the applicable Additional Purchase Notice for an aggregate purchase price equal to the Additional Shares Purchase Price or, if less than all of the Additional Preferred Shares are to be purchased, then at a purchase price equal to $7,400,000 multiplied by a fraction, the numerator of which is the number of Units to be purchased and the denominator of which is 7,400, to be paid in full to the Company on the applicable Subsequent Closing Date.

5.                                     Section 4.13 of the Purchase Agreement is hereby amended to read in its entirety as follows:

4.13 Conversion Shares. To the extent permitted by the number of shares of authorized common stock, the Conversion Shares issuable upon conversion of the Series C Preferred Shares have been duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

6.                                     Section 4.14 of the Purchase Agreement is hereby amended to read in its entirety as follows:

4.14 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.0001. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The respective rights, preferences, privileges, and restrictions of the Series B Preferred, Series C Preferred and the Common Stock are as stated in the Certificate of Incorporation (including the Series

B Certificate of Designations and Series C Certificate of Designations). All outstanding securities have been issued in compliance with state and federal securities laws.

7.                                     Section 10.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

10.1                           Intentionally Omitted.

8.                                     Section 10.3 of the Purchase Agreement is hereby amended to read in its entirety as follows:

10.3                           Intentionally Omitted.

On and after the date hereof, each reference in the Purchase Agreement to the “Agreement” shall mean the Purchase Agreement as amended hereby.  Except as specifically amended above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

IMAGE ENTERTAINMENT, INC.	JH PARTNERS, LLC, as the Investor Representative

/s/ JOHN P. AVAGLIANO	/s/ JOHN HANSEN
By: John P. Avagliano, COO/CFO	Name: John Hansen
Title: President